Exhibit 24

POWER OF ATTORNEY

Know all by these presents that the undersigned, does hereby make, constitute and appoint each of Adrienne Saunders and Avi Badash, or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned’s individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Stonepeak-Plus Infrastructure Fund LP (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4, Form 5 (including any amendments thereto), (ii) pursuant to Rule 144 under the Securities Act of 1933, as amended, including without limitation notices on Form 144 (including any amendments thereto), and (iii) in connection with any applications for EDGAR access codes, including without limitation the Form ID. The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, 5 or 144 with regard to their ownership of or transactions in securities of Stonepeak-Plus Infrastructure Fund LP, unless earlier revoked in writing. The undersigned acknowledges that Adrienne Saunders and Avi Badash, are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended.

By: /s/ Michael C Morgan
Name: Michael C Morgan

Date: January 31, 2025